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                                                                    EXHIBIT 99.3


                              CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT ("Agreement"), effective as of the date indicated at the end of this Agreement, between SAM MCKINLEY, a Texas resident (hereinafter referred to as "Consultant"), and CYNET INC., a Texas corporation (hereinafter referred to as "Company");

WHEREAS, Company desires to employ Consultant, and Consultant desires to be employed by Company on the terms and conditions hereinafter set forth;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. EMPLOYMENT. The Company agrees to employ Consultant for the purpose of sales training, sales consulting and development of the Company's sales and product promotion activities in the Mid-Western United States territory. Consultant shall consult with Company at least weekly during the term of this Agreement regarding Consultant's duties hereunder.

2. COMPENSATION. The Company shall pay to Consultant as compensation for all services rendered hereunder One Million (1,000,000) "free trading" shares of CYNET, Inc. to be delivered to Consultant on or before June 21, 2001.

3. REIMBURSABLE EXPENSES AND FRINGE BENEFITS. The Company shall reimburse Consultant for all pre-approved out-of-pocket expenses (for travel and otherwise) incurred by Consultant in the performance of Consultant's duties under this Agreement.

4. TERM OF EMPLOYMENT. The term of Consultant's employment shall be two years from the execution of this Agreement or June 21, 2003; whichever date is later. This Agreement may be extended by mutual agreement of the parties.

5. CONFIDENTIAL INFORMATION. In the course of Consultant's employment, it will be exposed to confidential, non-public, and trade secret information of the Company or a project of the Company. Consultant agrees to keep such information confidential and not disclose the information to third parties without the prior knowledge and consent of the Company.

6. MISCELLANEOUS.

      (a) This Agreement shall inure to the benefit of, and be binding upon, the Company and its subsidiaries and affiliates, together with their successors and assigns, and Consultant, together with his or her executors, administrators, personal representatives, heirs and legatees.

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      (b) THIS AGREEMENT SHALL BE GOVERNED BY AND ENFORCED UNDER THE LAWS OF THE
STATE OF TEXAS AS THEY APPLY TO A CONTRACT EXECUTED, DELIVERED AND PERFORMED ENTIRELY IN SUCH STATE.

      (c) This Agreement may be modified only by a written instrument signed by each of the parties hereto. No waiver shall be effective unless made in writing and signed by the party against whom enforcement is sought.

      (d) Should any aspect or provision of this Agreement prove invalid or unenforceable for any reason, the remainder of the Agreement shall nonetheless be fully enforced to the fullest extent permitted by law, regardless of whether the invalid or unenforceable aspect or provision is facially severable from the remainder of the Agreement.


      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

COMPANY                                             CONSULTANT

         CYNET, Inc.

Signed:   /s/ VINCENT W. BEALE, SR.        Signed:  By: /s/ SAM MCKINLEY
         ------------------------------             -----------------------
Name:    VINCENT W. BEALE, SR.             Name:    SAM MCKINLEY
         ------------------------------             -----------------------
Title:   CHAIRMAN AND CEO                  Date:    JUNE 8, 2001
         ------------------------------             -----------------------
Date:    June 8, 2001
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